The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-130074
Subject to Completion. Dated July 14, 2006.
Prospectus Supplement to the Prospectus dated December 1, 2005 and the Prospectus Supplement dated December 1, 2005 — No.
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B

$
Basket Linked Notes due                             , 2008
(Linked to a Basket of the S&P 500® Index, the Dow Jones Euro STOXX 50® Index, the TOPIX® Index,
the FTSETM 100 Index and the Swiss Market Index®)

     The amount that you will be paid on your notes on the stated maturity date, which will be at least two years but no more than two years and two months after the original issue date (unless extended due to market disruption or non-business days), will be determined with reference to the performance of a weighted basket of one U.S. and four international indices during the period from the trade date (        , 2006) to the determination date (the fifth trading day prior to the stated maturity date, unless extended due to market disruption or non-business days).
     On the stated maturity date, you will receive the following for each of your notes:

•	If the basket return is greater than or equal to the cap, (1) the face amount plus (2) the face amount multiplied by the maximum gain.
•	If the basket return is greater than zero but less than the cap, (1) the face amount plus (2) the face amount multiplied by 1.5 times the basket return.
•	If the basket return is equal to or less than zero but greater than or equal to -15.0%, the face amount.
•	If the basket return is less than -15.0%, (1) the face amount multiplied by (2) 1.17647 multiplied by (3) the quotient of the final basket level and the initial basket level.
     Depending on the performance of the basket you could lose all or a substantial portion of your investment in your notes. In addition, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note (the minimum denomination) is limited to $        (an amount between 124.0% and 125.5% of the face amount, which will be determined on the trade date). The notes bear no interest and no other payments will be made prior to the stated maturity date.
     The cap on the basket return will be between 16.0% and 17.0% and the corresponding maximum gain will be between 24.0% and 25.5% of the face amount of your notes, each of which will be determined on the trade date. The basket return is determined by dividing (i) the final basket level minus the initial basket level by (ii) the initial basket level, expressed as a percentage.
     The initial basket level will be set at 100 units. The initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level. The expected initial weight of each index in the basket is indicated below.
     The final basket level will equal the sum of the following: (1) the final index level of the S&P 500® Index divided by the initial level of the S&P 500® Index multiplied by the initial weighted value of the S&P 500® Index; (2) the final index level of the Dow Jones Euro STOXX 50® Index divided by the initial level of the Dow Jones Euro STOXX 50® Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50® Index; (3) the final index level of the TOPIX® Index divided by the initial level of the TOPIX® Index multiplied by the initial weighted value of the TOPIX® Index; (4) the final index level of the FTSETM 100 Index divided by the initial level of the FTSETM 100 Index multiplied by the initial weighted value of the FTSETM 100 Index; and (5) the final index level of the Swiss Market Index® divided by the initial level of the Swiss Market Index® multiplied by the initial weighted value of the Swiss Market Index®. The initial level of each index will be set on the trade date. The final index level will equal, with respect to each index, the closing level of the index on the determination date.
     The return on your notes with respect to these indices will reflect only the percentage change, if any, of the indices as determined on the determination date, subject to the initial weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any local currency.

Expected
Initial Weighting
Index	in Basket

S&P 500® Index	50.00%
Dow Jones Euro STOXX 50® Index	18.40%
TOPIX® Index	13.95%
FTSEtm 100 Index	13.75%
Swiss Market Index®	3.90%
     Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-2 and “Specific Terms of Your Notes” on page S-17.
     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. You should read “Additional Risk Factors Specific To Your Notes” on page S-11 so that you may better understand those risks.
Original issue date (settlement date):                      , 2006
Original issue price: 100% of the face amount
Net proceeds to The Goldman Sachs Group, Inc.:         % of the face amount
Underwriting discount:         % of the face amount

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated             , 2006.

     “Standard & Poor’s”, “S&P”, “Standard & Poor’s 500” and “S&P 500” are trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Goldman Sachs & Co. The notes are not sponsored, endorsed or promoted by Standard & Poor’s, and Standard & Poor’s makes no representations regarding the advisability of investing in the notes.
     The Dow Jones Euro STOXX 50® is the intellectual property of (including registered trademarks) Stoxx Limited, Zurich, Switzerland and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA, (the “Licensors”), which is used under license. The notes based on the index are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto.
     TOPIX® is a registered trademark of the Tokyo Stock Exchange, Inc. (TSE). The notes are not sponsored, endorsed or promoted by TSE, and TSE makes no representations regarding the advisability of investing in the notes.
     These notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or by The London Stock Exchange Plc (the “Exchange”) or by The Financial Times Limited (“FT”) and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSEtm 100 and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. “FTSEtm” and “Footsietm” are trade marks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.
     The notes described in this prospectus supplement are not sponsored, ceded, sold or promoted by the SWX Swiss Exchange. Any and all liability on the part of the SWX Swiss Exchange is excluded. The SMI® is a registered trademark of SWX Exchange, and any use thereof requires a license.

SUMMARY INFORMATION
We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms of Your Notes” on page S-17. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated December 1, 2005, as supplemented by the accompanying prospectus supplement, dated December 1, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Indices: the S&P 500® Index (Bloomberg: “SPX”), the Dow Jones Euro STOXX 50® Index (Bloomberg: “SX5E”), the TOPIX® Index (Bloomberg: “TPX”), the FTSEtm 100 Index (Bloomberg: “UKX”) and the Swiss Market Index® (Bloomberg: “SMI”)
Face amount: each note will have a face amount equal to $1,000; $          in the aggregate for all the offered notes
Initial index level (to be determined on the trade date):                     for the S&P 500® Index,                    for the Dow Jones Euro STOXX 50® Index,                     for the TOPIX® Index,  for the FTSEtm 100 Index and                     for the Swiss Market Index®
Final index level: with respect to the S&P 500® Index, the closing level of the S&P 500® Index on the determination date; with respect to the Dow Jones Euro STOXX 50® Index, the closing level of the Dow Jones Euro STOXX 50® Index on the determination date; with respect to the TOPIX® Index, the closing level of TOPIX® Index on the determination date; with respect to the FTSETM 100 Index, the closing level of FTSETM 100 Index on the determination date; with respect to the Swiss Market Index®, the closing level of Swiss Market Index® on the determination date; in each case, as calculated and published by the respective index sponsors
Initial basket level: the initial basket level will be set at 100 units
Initial weighted value: the initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level. The initial weight of each index will be determined on the trade date and may be different than the levels shown in the table below:

Expected Initial
Index	Weighting in Basket

S&P 500® Index	50.00%
Dow Jones Euro STOXX 50® Index	18.40%
TOPIX® Index	13.95%
FTSEtm 100 Index	13.75%
Swiss Market Index®	3.90%
Final basket level: the final basket level will equal the sum of the following:(1) the final index level of the S&P 500® Index divided by the initial level of the S&P 500® Index multiplied by the initial weighted value of the S&P 500® Index; (2) the final index level of the Dow Jones Euro STOXX 50® Index divided by the initial level of the Dow Jones Euro STOXX 50® Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50® Index; (3) the final index level of the TOPIX® Index divided by the initial level of the TOPIX® Index multiplied by the initial weighted value of the TOPIX® Index; (4) the final index level of the FTSEtm 100 Index divided by the initial level of the FTSEtm 100 Index multiplied by the initial weighted value of the FTSEtm 100 Index; and (5) the final index level of the Swiss Market Index® divided by the initial level of the Swiss Market Index® multiplied by the initial weighted value of the Swiss Market Index®, except in limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event” on page S-19 and “Market Disruption Event” on page S-22 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” on page S-20. The final basket level will be determined by the calculation agent on the determination date
The return on your notes with respect to these indices will reflect only the percentage change, if any, of the indices, as determined on the determination date, subject to the initial weightings of the indices in the basket, and will not reflect any change in the value of the U.S. dollar versus any local currency
Basket return: the result of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage
Payment amount: on the stated maturity date, for each of your notes we will pay you an amount, if any, in cash equal to:

•	if the basket return is greater than or equal to the cap, (1) the face amount plus (2) the face amount multiplied by the maximum gain;

•	if the basket return is greater than zero but less than the cap, (1) the face amount plus (2) the face amount multiplied by 1.5 times the basket return;

•	if the basket return is equal to or less than zero but greater than or equal to -15.0%, the face amount; or

•	if the basket return is less than -15.0%, (1) the face amount multiplied by (2) 1.17647 multiplied by (3) the quotient of the final basket level and the initial basket level.
Cap (to be determined on the trade date): the cap on the basket return will be between 16.0% and 17.0%
Maximum gain (to be determined on the trade date): the maximum gain will be between 24.0% and 25.5% of the face amount of your notes
Trade date:                     , 2006
Stated maturity date (to be determined on the trade date): at least two years but no more than two years and two months after the original issue date, unless extended for up to six business days
Determination date: the fifth trading day prior to                , 2008, unless extended for up to five business days
No interest: the offered notes will not bear interest
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Calculation agent: Goldman, Sachs & Co.
Business day: as described on page S-21
Trading day: as described on page S-21

Q&A
How Do The Notes Work?
       The notes offered by this prospectus supplement will have a stated maturity date of at least two years but no more than two years and two months after the original issue date. The stated maturity date will be determined on the trade date. The return on the notes will be linked to the performance of a weighted basket of the following one U.S. and four international equity indices, with each index having an expected relative weighting as follows: 50.00% for the S&P 500® Index, 18.40% for the Dow Jones Euro STOXX 50® Index, 13.95% for the TOPIX® Index, 13.75% for the FTSEtm 100 Index and 3.90% for the Swiss Market Index®. Because the indices are not equally weighted, even if a majority of the index levels increase, a decrease in one or more of the other index levels may offset those increases. The notes will not bear interest and no other payments will be made on your notes prior to the stated maturity date. You may lose all or a significant amount of your initial investment. See “Additional Risk Factors Specific to Your Notes” on page S-11.
Which Key Terms Have Not Been Set?
       We have not set some key terms, and we will not set those terms until the trade date. These include:

•	the cap;

•	the maximum gain;

•	the initial weighted values;

•	the stated maturity date; and

•	the initial index levels.
       We will set these terms on the trade date, and each of them could significantly affect the amount, if any, you will receive on the stated maturity date.
Who Should Or Should Not Consider An Investment In The Notes?
       We have designed the notes for investors who want to participate, on a 1.5-to-1 basis, in the potential increase in a weighted basket of one U.S. and four international equity indices, up to a maximum gain of between 24.0% and 25.5% of the face amount of each note (to be set on the trade date), while protecting their entire investment against a negative basket return of up to -15.0%. Because the entire principal amount of your notes will be fully exposed to any depreciation in the basket level in excess of 15.0%, you should only consider purchasing the notes if you are willing to accept the risk of loss of the entire principal amount of your notes. To the extent that the final basket level declines by more than 15.0% from the initial basket level, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline of the basket.
       In addition, if the amount payable on your notes on the stated maturity date is the face amount of your notes or even if the amount payable exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. For more details, see “Additional Risk Factors Specific to Your Notes — Your Notes Do Not Bear Interest” on page S-12.
What Will I Receive On The Stated Maturity Date Of The Notes?
       The payment amount, if any, for each of your notes on the stated maturity date will be an amount in cash calculated in a manner specified on the front cover page of this prospectus supplement.
       As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms of Your Notes” on page S-17.
What Will I Receive If I Sell The Notes Prior To The Stated Maturity?
       If you sell your notes prior to the stated maturity date, you will receive the market price for your notes. The market price for your notes may be influenced by many factors, such as interest rates and the volatility of the indices. Depending on the impact of these factors, you may receive significantly less than the face amount of your notes in any sale of your notes before the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the market value of your notes on the date of this prospectus supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price. For more information on the market value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes In Market Conditions Or Any Other Relevant Factors, the Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used by Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price” on page S-11 and “— The Market Value of Your Notes May Be Influenced By Many Factors” on page S-13.

Hypothetical Examples
       We have assumed for the following table, chart and examples that the closing levels of the indices on the determination date will be the same as they are on the stated maturity date. We have also assumed the cap on the basket return is 16.5% and that the maximum gain is 24.75% of the face amount of each note. We have further assumed that the notes are purchased on the original issue date and held until the stated maturity date. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” on page S-11.
       The following table, chart and examples are based on index returns that are entirely hypothetical and do not take into account any taxes you may owe as a result of owning your notes; no one can predict what the value of the indices will be on the determination date. The actual levels of the indices have been highly volatile — meaning that the index levels have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. The final basket level can appreciate or depreciate due to changes in any of the index levels. For more details about hypothetical returns on your notes, please see the following examples and “Hypothetical Returns on Your Notes” on page S-24.
       Moreover, we have not yet set the initial index levels that will serve as the baseline for determining the basket return and the amount, if any, that we will pay on your notes at maturity. We will not do so until the trade date. As a result, the actual initial index levels may differ substantially from current index levels. They may also differ substantially from the index levels at the time you purchase your notes.
       For these reasons, the actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see “The Indices — Historical Closing Levels of the Indices” on page S-30. Before investing in the offered notes, you should consult publicly available news sources to determine the levels of the indices between the date of this prospectus supplement and your purchase of the offered notes.
       The table, chart and examples below also assume that there is no change in or affecting the composition of the index stocks in the indices or the method by which the index sponsors calculate the index levels, that there is no change in the relative weighting of any index stock in a particular index, and that no market disruption event occurs with respect to any index.
       The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level, which has not yet been set. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket Level	Hypothetical Payment Amount as
as Percentage of	Percentage of Face Amount
Initial Basket Level	on the Stated Maturity Date

200.00%	124.75%
175.00%	124.75%
150.00%	124.75%
120.00%	124.75%
116.50%	124.75%
115.00%	122.50%
110.00%	115.00%
105.00%	107.50%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	100.00%
80.00%	94.12%
75.00%	88.24%
50.00%	58.82%
25.00%	29.41%
0.00%	0.00%
       If the basket level declines by more than 15.0% as determined on the determination date, then you will lose 1.17647 multiplied by the percentage decrease in the basket level in excess of 15.0%. As a result, to the extent the basket level declines by more than 15.0%, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level falls to 50% of the initial basket level, the payment amount that we would deliver to you at maturity would be 58.82% of the face amount of your notes or $588.24 for each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it until the stated maturity date, you would lose 41.18% of your investment.
       The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the stated maturity date if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the X-Axis and based on an assumed cap on the basket return of 16.5% and an assumed maximum gain on your notes of 24.75%. The chart shows that any hypothetical final basket level of less than 85.0% of the initial basket level (the section left of the 85.0% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your note (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of the notes.

       The final basket level will be determined by the performance of each of the indices as determined on the determination date. The examples below demonstrate how these factors may affect the payment amount that the holder of each note will receive on the stated maturity date, expressed as a percentage of the face amount and based on an assumed cap on the basket return of 16.5% and an assumed maximum gain on your notes of 24.75%.

Example I:	All five index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your notes and subject to the maximum gain of 24.75%.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	1,600.00	6,000.00	3,000.00	9,000.00	12,000.00
Initial basket level					100.00
Final basket level					150.17
Basket return					50.17%
Payment amount as percentage of face amount					124.75%

Example II:	All five index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your notes.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	1,300.00	4,200.00	2,100.00	6,200.00	8,200.00
Initial basket level					100.00
Final basket level					112.03
Basket return					12.03%
Payment amount as percentage of face amount					118.05%

Example III:	The returns on the FTSEtm 100 Index and the TOPIX® Index are positive and the returns on the S&P 500® Index, the Swiss Market Index® and the Dow Jones Euro STOXX 50® Index are negative. The final basket level is less than the initial basket level, but not by more than 15.0%. The payment amount is 100% of the face amount of your notes.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	900.00	2,700.00	1,900.00	6,200.00	6,000.00
Initial basket level					100.00
Final basket level					85.22%
Basket return					-14.78%
Payment amount as percentage of face amount					100.00%

Example IV:	All five index returns are negative. The final basket level is less than the initial basket level by more than 15.0%. The payment amount is 58.17% of the face amount of your notes.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	650.00	1,600.00	800.00	2,500.00	3,500.00
Initial basket level					100.00
Final basket level					49.44%
Basket return					-50.56%
Payment amount as percentage of face amount					58.17%

Who Publishes The Indices And What Does Each Index Measure?
       Please see “The Indices” on page S-30 for a description of these indices.
What About Taxes?
       The U.S. federal income tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental Discussion of Federal Income Tax Consequences” on page S-38.
       Pursuant to the terms of the notes, The Goldman Sachs Group, Inc. and you agree (in the absence of an administrative or judicial ruling to the contrary) to characterize your notes for all purposes as a pre-paid forward contract with respect to the indices. If your notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive upon the sale of your notes or on the stated maturity date and the amount you paid for your notes. Such gain or loss generally would be long-term capital gain or loss if you held your notes for more than one year.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated December 1, 2005. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the indices to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
Assuming No Changes In Market Conditions Or Any Other Relevant Factors, The Market Value Of Your Notes On The Date Of This Prospectus Supplement (As Determined By Reference To Pricing Models Used By Goldman, Sachs & Co.) Is Significantly Less Than The Original Issue Price
       The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the offered notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.
       If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “— The Market Value Of Your Notes May Be Influenced By Many Factors” below.
       Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
       There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes; and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have An Active Trading Market” below.
The Principal Of Your Notes Is Not Protected
       The principal of your notes is not protected if the final basket level declines by more than 15.0% from the initial basket level. If, for example, the final basket level is less than 85.0% of the initial basket level, you will lose the outstanding face amount of your note multiplied by 1.17647 multiplied by the percentage decline in the basket level in excess of 15.0%. For example, if the final basket level falls to 50% of the initial basket level, resulting in a basket return of -50%, you will be paid only 58.82% of your principal and you will lose 41.18% of your principal. Therefore, to the extent the basket level declines by more than 15.0%, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline in the basket level. Thus, you may lose your entire investment in your notes, depending on the final basket level, as calculated by the calculation agent.
       Our cash payment, if any, on your notes on the stated maturity date will be based on the final basket level, which is affected by the final index level of each index relative to their weightings in the basket.
       Also, the market value of your notes prior to the stated maturity date may be lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.
The Potential Return on Your Notes Is Limited
       The maximum gain on your notes at maturity will be set on the trade date and will be between 24.0% and 25.5% of the face amount of your notes. If the final basket level is greater than the initial basket level. i.e., the index return is positive, you will participate in any such increase on a 1.5-to-1 basis, subject to the maximum gain of 24.0% to 25.5% of the face amount of your notes. As a result of the cap on the basket return, you will not benefit from any positive basket return in excess of 16.0% to 17.0%.
       If the basket return exceeds 24.0% to 25.5%, your return on the notes at maturity will be less than the return on a direct investment in the stocks included in the basket indices without taking into account dividends and taxes and other costs related to such a direct investment.
Your Notes Do Not Bear Interest
       You will not receive any interest payments on your notes. Even if the amount payable on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
The Lower Performance Of One Index May Offset An Increase In The Other Indices
       The basket is comprised of five indices which are not equally weighted. Declines in the level of one index may offset increases in the levels of the other indices. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.
The Return On Your Notes Will Not Reflect Any Dividends Paid On The Index Stocks
       Each index sponsor calculates the level of the applicable index by reference to the prices of the stocks included in the relevant index, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each index and received the dividends paid on those stocks. However, for all five indices, you will not receive any dividends that may be paid on any of the index stocks by the index stock issuers. See “— You Have No Shareholder Rights Or Rights To Receive Any Stock” below for additional information.
An Investment In The Offered Notes Is Subject To Risks Associated With Foreign Securities Markets
       The indices that comprise the basket include stocks issued by foreign companies in the United Kingdom, Europe and Japan. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the indices may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
       Securities prices in the United Kingdom, Europe and Japan are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
The Market Value Of Your Notes May Be Influenced By Many Factors
       The following factors, many of which are beyond our control, will influence the value of your notes:

•	the level of the basket;

•	the volatility — i.e., the frequency and magnitude of changes — of the levels of the indices;

•	the dividend rates of the stocks underlying the indices;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the stocks underlying the indices, and which may affect the level of the basket;

•	interest and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness.
       These factors will influence the market value of your notes if you sell your notes before maturity. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the indices based on their historical performance.
The Calculation Agent Can Postpone the Stated Maturity Date If A Market Disruption Event Occurs
       If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing with respect to one or more indices, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your notes will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of any of the indices comprising the basket are not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices at that time.
If The Levels Of The Indices Change, The Market Value Of Your Notes May Not Change In The Same Manner
       Your notes may trade quite differently from the performance of the indices comprising the basket. Changes in the levels of those indices may not result in a comparable change in the market value of your notes. In part, this is because of the weightings assigned to the indices and because your notes are subject to a maximum gain of 24.0% to 25.5% of the face amount of your notes. We discuss some of the reasons for this disparity under “— The Market Value Of Your Notes May Be Influenced By Many Factors” above.
Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In Or The Index Stocks May Impair The Value Of Your Notes
       As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the indices. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to one or more of the indices or the stocks in those indices, which we refer to as index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of one or more of the indices. Any of these hedging activities may adversely affect the levels of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.
       Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to any of the indices or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of one or more of the indices — directly or indirectly by affecting the price of the index stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of one or more of the indices or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.
You Have No Shareholder Rights Or Rights To Receive Any Stock
       Investing in your notes will not make you a holder of any of the stocks underlying the indices. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlying stocks.
Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us
       As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the indices and in the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the indices, could be adverse to your interests as a beneficial owner of your notes.
       Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates have published and, in the future, expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to any of the indices. Any of these activities by any of our affiliates may affect the level of one or more of the indices and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.
As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority To Make Determinations That Could Affect The Market Value Of Your Notes, When Your Notes Mature And The Amount You Receive At Maturity
       As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level on the determination date, which we will use to determine how much cash we must pay on the stated maturity date, the determination date and determining whether to postpone the stated maturity date because of a market disruption event. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of an index. See “Specific Terms of Your Notes” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us” above. We may change the calculation agent at any time without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies Of The Index Sponsors And Changes That Affect The Indices Or The Index Stocks Could Affect The Amount Payable On Your Notes And Its Market Value
       The policies of the index sponsors concerning the calculation of the index levels, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index levels, could affect the index levels and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date. The amount payable on your notes and its market value could also be affected if any of the index sponsors changes these policies, for example, by changing the manner in which it calculates the index level, or if any of the index sponsors discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if any of the index levels is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date — and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount payable on your note more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” and “— Role of Calculation Agent” below.
Except To The Extent We Are One Of The 500 Companies Whose Common Stock Comprises The S&P 500® Index, There Is No Affiliation Between The Index Stock Issuers Or The Index Sponsors And Us, And We Are Not Responsible For Any Disclosure By The Index Stock Issuers
       The common stock of Goldman Sachs is one of the 500 Index Stocks comprising the S&P 500® Index. Goldman Sachs is not otherwise affiliated with the issuers of the index stocks or the index sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the indices and the index stock issuers. You, as an investor in your notes, should make your own investigation into the indices and the index stock issuers. See “The Indices” below for additional information about the indices.
       Neither the index sponsors nor the index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsors nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.
Your Notes May Not Have An Active Trading Market
       Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
Certain Considerations For Insurance Companies And Employee Benefit Plans
       Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.
The Tax Consequences of an Investment in Your Notes Are Uncertain
       The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We discuss these matters under “Supplemental Discussion of Federal Income Tax Consequences” below. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES
Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”). Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.
       The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under the indenture from time to time as described in the accompanying prospectus. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
       In addition to those terms described on the first two pages of this prospectus supplement, the following terms will apply to your notes:
No interest: we will not pay interest on your notes
Specified currency:

•	U.S. dollars (“$”)
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples thereof
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below
       Please note that the information about the settlement or trade date, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
       We describe the terms of your notes in more detail below.
Indices, Index Sponsors and Index Stocks
       In this prospectus supplement, when we refer to the indices, we mean the indices specified on the front cover page, or any successor to any of the indices, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Indices” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the applicable index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the indices as then in effect, after giving effect to any additions, deletions or substitutions.
Payment of Principal on Stated Maturity Date
       On the stated maturity date, we will pay as principal, to the holder of the notes, an amount, if any, in cash equal to:

•	if the basket return is greater than or equal to the cap, (1) the face amount plus (2) the face amount multiplied by the maximum gain;

•	if the basket return is greater than zero but less than the cap, (1) the face amount plus (2) the face amount multiplied by 1.5 times the basket return;

•	if the basket return is equal to or less than zero but greater than or equal to -15.0%, the face amount; or

•	if the basket return is less than -15.0%, (1) the face amount multiplied by (2) 1.17647 multiplied by (3) the quotient of the final basket level and the initial basket level.
       To the extent that the final basket level declines by more than 15.0% from the initial basket level, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline in the basket. If the basket return is less than -15.0%, the payment on your notes on the stated maturity date will be less than the face amount of your notes and may even be reduced to zero.
Basket return
       The cap on the basket return will be between 16.0% and 17.0% and the corresponding maximum gain will be between 24.0% and 25.5% of the face amount of your notes, each of which will be determined on the trade date.
       If the final basket level is greater than the initial basket level, i.e., the basket return is positive, you will participate in any such increase on a 1.5-to-1 basis, subject to the maximum gain of between 24.0% and 25.5% of the face amount of your notes. Consequently, the maximum payment the holder of your notes could receive at maturity will be between 124.0% and 125.5% of the face amount of your notes and the holder of your notes will therefore not benefit from any positive basket return in excess of 16.0% to 17.0%.
       The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the result expressed as a percentage. The initial basket level will be set at 100 units.
Initial weighted value
       The initial weighted value for each of the indices will be determined on the trade date by multiplying the initial weight of the index by the initial basket level.
Final basket level
       The final basket level will equal the sum of the following: (1) the final index level of the S&P 500® Index divided by the initial level of the S&P 500® Index multiplied by the initial weighted value of the S&P 500® Index; (2) the final index level of the Dow Jones Euro STOXX 50® Index divided by the initial level of the Dow Jones Euro STOXX 50® Index multiplied by the initial weighted value of the Dow Jones Euro STOXX 50® Index; (3) the final index level of the TOPIX® Index divided by the initial level of the TOPIX® Index multiplied by the initial weighted value of the TOPIX® Index; (4) the final index level of the FTSEtm 100 Index divided by the initial level of the FTSEtm 100 Index multiplied by the initial weighted value of the FTSEtm 100 Index; and (5) the final index level of the Swiss Market Index® divided by the initial level of the Swiss Market Index® multiplied by the initial weighted value of the Swiss Market Index®.
       The final index level will equal, with respect to each index, the closing level of the index on the determination date as calculated and published by the respective index sponsors.

       The expected initial weight and initial weighted value of each index is as shown in the table below:

	Initial		Initial
	Index	Initial	Weighted
Index	Level	Weight	Value

S&P 500® Index		50.00%	50.00 units
Dow Jones Euro STOXX 50® Index		18.40%	18.40 units
TOPIX® Index		13.95%	13.95 units
FTSEtm 100 Index		13.75%	13.75 units
Swiss Market Index®		3.90%	3.90 units

Stated Maturity Date
       The stated maturity date will be                     , 2008 (to be determined on the trade date) unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after                , 2008 or, if                , 2008 is not a business day, later than the sixth business day after                , 2008. The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on any day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Determination Date
       The determination date will be the fifth trading day before                     , 2008 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than                     , 2008 or, if                     , 2008 is not a business day, later than the first business day after                     , 2008.
Consequences of a Market Disruption Event
       As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days.
       If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that any of the indices comprising the basket are not available on the last possible determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the closing levels of the indices at that time.
Discontinuance or Modification
of the Indices
       If any of the index sponsors discontinues publication of its applicable index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
       If the calculation agent determines that the publication of any of the indices is discontinued and there is no successor index, or that the level of any of the indices is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.
       If the calculation agent determines that any index, the stocks comprising any index or the method of calculating any index is changed at any time in any respect — including any split or reverse-split of the index and any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.
       All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Default Amount on Acceleration
       If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
       For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
       Any payment on your notes at maturity will be made to an account designated by the holder of the notes and approved by us, or at the office of the trustee in New York City, but only when your notes is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
       As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent
       The calculation agent in its sole discretion will make all determinations regarding the initial weighted value of each index, the final basket level, the basket return, the closing levels of the indices, market disruption events, trading days, business days, extension of the determination date or stated maturity date, the default amount and the payment amount on your notes, if any, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.
       Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
       When we refer to a business day with respect to your notes, we mean a day that is not a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.
Trading Day
       When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all the index stocks are open for trading, all of the index sponsors are open for business and all of the indices are calculated and published by the index sponsors.
Default Amount
       The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of the notes in preparing any documentation necessary for this assumption or undertaking.
       During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
       Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
       In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.
       Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
       Any of the following will be a market disruption event with respect to any one of the five indices:

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
       The following events will not be market disruption events with respect to an index:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to any of the indices or to any index stock.
       For this purpose, an “absence of trading” in the primary securities market on which an index stock, or on which option or futures contracts relating to any of the indices or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to any of the indices or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that index stock or those contracts, or

•	a disparity in bid and ask quotes relating to that index stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
       As is the case throughout this prospectus supplement, references to an index in this description of market disruption events includes the applicable index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTES
       The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final basket levels on the determination date could have on the payment amount, assuming all other variables remain constant.
       Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks. Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.
       We have assumed for the following table, chart and examples that the closing level of the indices on the determination date will be the same as they are on the stated maturity date. We have also assumed the cap on the basket return is 16.5% and that the maximum gain is 24.75% of the face amount of each note. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date and that no market disruption event has occurred. If you sell your notes before the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Additional Risk Factors Specific to Your Notes” above.
       The following table, chart and examples are based on basket levels that are entirely hypothetical and do not take into account any taxes that you may owe as a result of owning your notes; no one can predict what the market value of the indices will be on the determination date. The indices have been highly volatile – meaning that their levels have changed substantially in relatively short periods – in the past and their performance cannot be predicted for the future. The final basket level can appreciate or depreciate due to changes in any of the index levels.
       Moreover, we have not yet set the initial index levels which will serve as the basis for determining the amount, if any, that we will pay on your notes at maturity, and we will not do so until the trade date. As a result, the actual initial index levels may differ substantially from the current index levels. They may also differ substantially from the index levels at the time you purchase your notes.
       For these reasons, the actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the indices shown elsewhere in this prospectus supplement. For information about the level of the indices during recent periods, see “The Indices — Historical Closing Levels of the Indices” below. Before investing in the offered notes, you should consult publicly available news sources to determine the level of the indices and the foreign exchange rates between the date of this preliminary prospectus supplement and your purchase of the offered notes.
       The levels in the left column of the table represent hypothetical final basket levels and are expressed as percentages of the initial basket level, which has not yet been set, and are based on an assumed cap on the basket return of 16.5% and an assumed maximum gain on your notes of 24.75%. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket levels and are expressed as percentages of the face amount of a note.

Hypothetical Final Basket	Hypothetical Payment Amount as
Level as Percentage of	Percentage of Face Amount on
Initial Basket Level	Stated Maturity Date

200.00%	124.75%
175.00%	124.75%
150.00%	124.75%
120.00%	124.75%
116.50%	124.75%
115.00%	122.50%
110.00%	115.00%
105.00%	107.50%
100.00%	100.00%
95.00%	100.00%
90.00%	100.00%
85.00%	100.00%
80.00%	94.12%
75.00%	88.24%
50.00%	58.82%
25.00%	29.41%
0.00%	0.00%
       If the basket level declines by more than 15.0% as determined on the determination date, then you will lose 1.17647 multiplied by the percentage decrease in the basket level in excess of 15.0%. As a result, to the extent the basket level declines by more than 15.0%, the rate of decline in the amount you will be paid on your notes on the stated maturity date will exceed the rate of decline of the basket level. If, for example, the final basket level were determined to be 50% of the initial basket level, the payment amount that we would pay at maturity would be 58.82% of the face amount of your notes or $588.24 for each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held it to the stated maturity date, you would lose 41.18% of your investment.
       The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would deliver to the holder of your notes on the stated maturity date if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the X-Axis based on an assumed cap on the basket return of 16.5% and an assumed maximum gain on your notes of 24.75%. The chart shows that any hypothetical final basket level of less than 85.0% of the initial basket level (the section left of the 85.0% marker on the X-Axis) would result in a hypothetical payment amount of less than 100% of the face amount of your notes (the section below the 100% marker on the Y-Axis) and, accordingly, in a loss of principal to the holder of the notes.

       The final basket level will be determined by the performance of each of the indices as determined on the determination date. The examples below demonstrate how these factors may affect the pre-tax payment amount that the holder of each offered note will receive on the stated maturity date, expressed as a percentage of the face amount and based on an assumed cap on the basket return of 16.5% and an assumed maximum gain on your notes of 24.75%.

Example I:	All five index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your notes and subject to the maximum gain of 24.75%.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSE tm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	1,600.00	6,000.00	3,000.00	9,000.00	12,000.00
Initial basket level					100.00
Final basket level					150.17
Basket return					50.17%
Payment amount as percentage of face amount					124.75%

Example II:	All five index returns are positive. The final basket level is greater than the initial basket level. The payment amount is greater than the face amount of your notes.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	1,300.00	4,200.00	2,100.00	6,200.00	8,200.00
Initial basket level					100.00
Final basket level					112.03
Basket return					12.03%
Payment amount as percentage of face amount					118.05%

Example III:	The returns on the FTSEtm 100 Index and the TOPIX® Index are positive and the returns on the S&P 500® Index, the Swiss Market Index® and the Dow Jones Euro STOXX 50® Index are negative. The final basket level is less than the initial basket level, but not by more than 15.0%. The payment amount is 100% of the face amount of your notes.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,560.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	900.00	2,700.00	1,900.00	6,200.00	6,000.00
Initial basket level					100.00
Final basket level					85.22
Basket return					(14.78)%
Payment amount as percentage of face amount					100.00%

Example IV:	All five index returns are negative. The final basket level is less than the initial basket level by more than 15.0%. The payment amount is 58.17% of the face amount of your notes.

		Dow Jones
		Euro			Swiss
	S&P 500®	STOXX 50®	TOPIX®	FTSEtm	Market
	Index	Index	Index	100 Index	Index®

Initial index level	1,240.00	3,560.00	1,550.00	5,765.00	7,580.00
Initial weighted value	50.00	18.40	13.95	13.75	3.90
Final index level	650.00	1,600.00	800.00	2,500.00	3,500.00
Initial basket level					100.00
Final basket level					49.44
Basket return					(50.56)%
Payment amount as percentage of face amount					58.17%

       Payments on these notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and an option, in each case, bought by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the rate of return on the offered notes will depend on the initial basket level, the initial weighted value for each index, the actual maturity date we set on the trade date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

USE OF PROCEEDS AND HEDGING
       We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
       In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to the indices and foreign currencies on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to any one or more of the indices or index stocks or foreign currencies. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to some or all of the indices or some or all index stocks or foreign currencies,

•	may take or dispose of positions in the securities of the index stock issuers themselves,

•	may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the stock exchanges or other components of the equity markets, and/or

•	may take short positions in the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser and/or

•	may acquire or dispose of U.S. dollars in foreign exchange transactions involving the Japanese yen, euro and British pound sterling.
       We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.
       In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the indices, the index stocks or the foreign currencies. We expect these steps to involve sales of instruments linked to the indices and foreign currencies on or shortly before the determination date. These steps also may involve sales and/or purchases of some or all of the index stocks or listed or over-the-counter options, futures or other instruments linked to any one or more of the indices or the foreign currencies, some or all of the index stocks or indices designed to track the performance of the U.S., European and Japanese stock exchanges or other components of the U.S., European and Japanese equity markets.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific To Your Notes — Trading And Other Transactions By Goldman Sachs In Instruments Linked To The Indices, The Currencies They Are Denominated In, Or The Index Stocks May Impair The Value Of Your Notes” and “— Our Business Activities May Create Conflicts Of Interest Between Your Interests in the Notes And Us” above for a discussion of these adverse effects.

THE INDICES
       We have derived all information regarding each of the five indices contained in this prospectus supplement from publicly available information, without independent verification. Each of the index sponsors owns the copyright and all rights to its applicable index. None of the index sponsors has an obligation to continue to publish, and may discontinue publication of, its applicable index. The consequences of any of the index sponsors discontinuing or modifying its applicable index are described in the section entitled “Specific Terms of Your Notes — Discontinuance or Modification of the Indices” above. We are not incorporating by reference any of the websites included below nor any material they may include into this prospectus supplement, the accompanying prospectus, dated December 1, 2005, or the accompanying prospectus supplement, dated December 1, 2005.
S&P 500® Index
       The S&P 500® Index, or S&P 500®, includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The history of the S&P 500® dates back to 1923 when Standard & Poor’s introduced an index covering 233 companies. The S&P 500® Index, as it is known today, was introduced in 1957 when it was expanded to include 500 companies. Additional information is available on the following website: http://www.standardandpoors.com.
Dow Jones Euro STOXX 50® Index
       The Dow Jones Euro STOXX 50® Index is a capitalization-weighted index of 50 European blue-chip stocks. The index was developed with a base value of 1,000 as of December 31, 1991. Additional information about the index is available on the following website: http://www.stoxx.com.
TOPIX® Index
       The TOPIX® Index, also known as the Tokyo Price Index, is a capitalization weighted index of all the companies listed on the First Section of the Tokyo Stock Exchange, Inc. (TSE). Domestic stocks admitted to the TSE are assigned either to the First Section or the Second Section. Stocks listed in the First Section, which number approximately 1,500, are among the most actively traded stocks on the TSE. The index is supplemented by the subindices of the 33 industry sectors and developed with a base index value of 100 as of January 4, 1968. The index calculation excludes temporary issues and preferred stocks. Additional information about the index is available on the following website: http://www.tse.or.jp/english/topix/topix/index.html.
FTSEtm 100 Index
       The FTSEtm 100 Index is a capitalization-weighted index of the 100 most highly capitalized companies traded on the London Stock Exchange. The index was developed with a base level of 1,000 as of January 3, 1984. Additional information about the index is available on the following website: http://www.ftse.com.
Swiss Market Index®
       The Swiss Market Index® is a capitalization-weighted index of the largest and most liquid stocks traded on the Electronic Bourse System. The index was developed with a base value of 1,500 as of June 30, 1988. Additional information about the index is available on the web site http://www.swx.com.
Historical Closing Levels of the Indices
       The respective closing levels of the indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of any of the indices during any period shown below is not an indication that the indices are more or less likely to increase or decrease at any time during the life of your notes. You should not take the historical levels of the indices as an indication of future performance. We cannot give you any assurance that the future performance of the indices or the index stocks will result in you receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Neither we nor any of our affiliates make any representation to you as to the performance of the indices.
       Before investing in the offered notes, you should consult publicly available news sources to determine the relevant index levels between the date of this prospectus supplement and the date of your purchase of the offered notes. The actual initial basket level, which will serve as the baseline for determining the basket return may differ substantially from the basket level on the date of this prospectus supplement (and may also differ from the level on the trade date). The actual performance of the indices over the life of the offered notes, as well as the amount payable at maturity may bear little relation to the historical levels shown below.
       The tables below show the high, low and final closing levels of each index for each of the four calendar quarters in 2004, 2005 and the first three calendar quarters of 2006, through July 12, 2006. We obtained the closing levels listed in the three tables below from Bloomberg Financial Services, without independent verification.
Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close

2004
Quarter ended March 31	1,157.76	1,091.33	1,126.21
Quarter ended June 30	1,150.57	1,084.10	1,140.84
Quarter ended September 30	1,129.30	1,063.23	1,114.58
Quarter ended December 31	1,213.55	1,094.81	1,211.92
2005
Quarter ended March 31	1,225.31	1,163.75	1,180.59
Quarter ended June 30	1,216.96	1,137.50	1,191.33
Quarter ended September 30	1,245.04	1,194.44	1,228.81
Quarter ended December 31	1,272.74	1,176.84	1,248.29
2006
Quarter ended March 31	1,307.25	1,254.78	1,294.83
Quarter ended June 30	1,325.76	1,223.69	1,270.20
Quarter ending September 30 (through July 12, 2006)	1,280.19	1,258.60	1,258.60
Closing level of the index on July 12, 2006			1,258.60

Quarterly High, Low and Closing Levels of the Dow Jones Euro STOXX 50® Index

	High	Low	Close

2004
Quarter ended March 31	2,959.71	2,702.05	2,787.49
Quarter ended June 30	2,905.88	2,659.85	2,811.08
Quarter ended September 30	2,806.62	2,580.04	2,726.30
Quarter ended December 31	2,955.11	2,734.37	2,951.24
2005
Quarter ended March 31	3,114.54	2,924.01	3,055.73
Quarter ended June 30	3,190.80	2,930.10	3,181.54
Quarter ended September 30	3,429.42	3,170.06	3,428.51
Quarter ended December 31	3,616.33	3,241.14	3,578.93
2006
Quarter ended March 31	3,874.61	3,532.68	3,853.74
Quarter ended June 30	3,890.94	3,408.02	3,648.92
Quarter ending September 30 (through July 12, 2006)	3,670.75	3,617.78	3,630.50
Closing level of the index on July 12, 2006			3,630.50
Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Close

2004
Quarter ended March 31	1,179.23	1,022.61	1,179.23
Quarter ended June 30	1,217.87	1,053.77	1,189.60
Quarter ended September 30	1,188.42	1,084.64	1,102.11
Quarter ended December 31	1,149.63	1,073.20	1,149.63
2005
Quarter ended March 31	1,203.26	1,132.18	1,182.18
Quarter ended June 30	1,201.30	1,109.19	1,177.20
Quarter ended September 30	1,428.13	1,177.61	1,412.28
Quarter ended December 31	1,663.75	1,371.37	1,649.76
2006
Quarter ended March 31	1,728.16	1,572.11	1,728.16
Quarter ended June 30	1,783.72	1,458.30	1,586.96
Quarter ending September 30 (through July 12, 2006)	1,602.43	1,563.69	1,563.69
Closing level of the index on July 12, 2006			1,563.69

Quarterly High, Low and Closing Levels of the FTSEtm 100 Index

	High	Low	Close

2004
Quarter ended March 31	4,559.10	4,309.40	4,385.70
Quarter ended June 30	4,575.70	4,395.20	4,464.10
Quarter ended September 30	4,608.40	4,287.00	4,570.80
Quarter ended December 31	4,820.10	4,564.50	4,814.30
2005
Quarter ended March 31	5,060.80	4,783.60	4,894.40
Quarter ended June 30	5,114.40	4,789.40	5,113.20
Quarter ended September 30	5,494.80	5,158.30	5,477.70
Quarter ended December 31	5,638.30	5,142.10	5,618.80
2006
Quarter ended March 31	6,036.30	5,633.80	5,964.60
Quarter ended June 30	6,132.70	5,506.80	5,833.40
Quarter ending September 30 (through July 12, 2006)	5,896.90	5,826.70	5,860.60
Closing level of the index on July 12, 2006			5,860.60
Quarterly High, Low and Closing Levels of the Swiss Market Index®

	High	Low	Close

2004
Quarter ended March 31	5,934.40	5,469.00	5,618.60
Quarter ended June 30	5,891.20	5,589.50	5,619.10
Quarter ended September 30	5,625.70	5,309.80	5,465.30
Quarter ended December 31	5,695.20	5,309.70	5,693.20
2005
Quarter ended March 31	6,014.58	5,669.60	5,929.70
Quarter ended June 30	6,294.15	5,840.55	6,253.08
Quarter ended September 30	6,904.84	6,186.05	6,898.88
Quarter ended December 31	7,619.96	6,820.43	7,583.93
2006
Quarter ended March 31	8,064.02	7,628.56	8,023.30
Quarter ended June 30	8,122.08	7,154.86	7,652.10
Quarter ending September 30 (through July 12, 2006)	7,727.80	7,655.21	7,706.95
Closing level of the index on July 12, 2006			7,706.95

License Agreements
       We, or Goldman, Sachs & Co., have entered or expect to enter into non-exclusive license agreements with each of the sponsors of the S&P 500® Index, the Dow Jones Euro STOXX 50® Index, the TOPIX® Index, the FTSETM 100 Index and the Swiss Market Index®, whereby we and our affiliates, in exchange for a fee, will be permitted to use the indices in connection with the offer and sale of the offered notes. We are not affiliated with any of the index sponsors; the only relationship between any of the index sponsors and us is the licensing of the use of such index and trademarks relating to such index.
       Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the indices or any successor indices.
License Agreement for the S&P 500® Index
       Standard & Poor’s and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the offered notes. The Goldman Sachs Group, Inc. is also a party to the license agreement.
       The offered notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly or the ability of the index to track general stock market performance. Standard & Poor’s only relationship to Goldman Sachs (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks and trade names of Standard & Poor’s and of the use of the index which is determined, composed and calculated by Standard & Poor’s without regard to Goldman Sachs or the offered notes. Standard & Poor’s has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the offered notes.
       STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/ OR COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
       All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor’s. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.
License Agreement for the Dow Jones Euro STOXX 50® Index
       The Dow Jones Euro STOXX 50® Index is owned and published by STOXX. The license agreement between STOXX and Goldman, Sachs & Co. provides that the following language must be set forth in this prospectus supplement: STOXX Limited (“STOXX”) and Dow Jones & Company, Inc.

(“Dow Jones”) have no relationship to Goldman Sachs, other than the licensing of the Dow Jones Euro STOXX 50® Index and the related trademarks for use in connection with the notes.
       STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones Euro STOXX 50® Index or have any obligation to do so.
       STOXX and Dow Jones will not have any liability in connection with the notes.
Specifically,

•	STOXX and Dow Jones do not make any warranty, express or implied, and disclaim any and all warranty about:

•	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones Euro STOXX 50® Index and the data included in the Dow Jones Euro STOXX 50® Index;

•	The accuracy or completeness of the Dow Jones Euro STOXX 50® Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the Dow Jones Euro STOXX 50® and its data;

•	STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones Euro STOXX 50® Index or its data;

•	Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.
       The licensing agreement between Goldman Sachs and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.
License Agreement for the TOPIX® Index
       We expect to enter into a non-exclusive license agreement with TSE, whereby Goldman Sachs, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the offered notes. We are not affiliated with TSE; the only relationship between TSE and Goldman Sachs is the licensing of the use of the index and trademarks relating to the index.
       TSE is under no obligation to continue the calculation and dissemination of the index. The offered notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this prospectus supplement that TSE makes any representation or warranty, implied or express, to The Goldman Sachs Group, Inc., any holder of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes in particular or the ability of the index to track general stock market performance.
       TSE determines, composes and calculates the index without regard to your note. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in your note in determining, composing or calculating the index. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of your note and will not be responsible for or participate in any determination or calculation regarding the principal amount of your note payable at the stated maturity date. TSE has no obligation or liability in connection with the administration, marketing or trading of your notes.
       Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of the index or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any initial index level or final index level or any amount payable upon maturity of the offered notes.
       THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS ARE SUBJECT TO THE INTELLECTUAL PROPERTY RIGHTS OWNED BY THE TOKYO STOCK EXCHANGE, INC. AND THE TOKYO STOCK EXCHANGE, INC. OWNS ALL RIGHTS RELATING TO THE TOPIX® INDEX SUCH AS CALCULATION, PUBLICATION AND USE OF THE TOPIX® INDEX VALUE AND RELATING TO THE TOPIX TRADEMARKS.
       THE TOKYO STOCK EXCHANGE, INC. SHALL RESERVE THE RIGHTS TO CHANGE THE METHODS OF CALCULATION OR PUBLICATION, TO CEASE THE CALCULATION OR PUBLICATION OF THE TOPIX® INDEX VALUE OR TO CHANGE THE TOPIX TRADEMARKS OR CEASE THE USE THEREOF.
       THE TOKYO STOCK EXCHANGE, INC. MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER, EITHER AS TO THE RESULTS STEMMED FROM THE USE OF THE TOPIX® INDEX VALUE AND THE TOPIX TRADEMARKS OR AS TO THE FIGURE AT WHICH THE TOPIX® INDEX VALUE STANDS ON ANY PARTICULAR DAY.
       THE TOKYO STOCK EXCHANGE, INC. GIVES NO ASSURANCE REGARDING ACCURACY OR COMPLETENESS OF THE TOPIX® INDEX VALUE AND DATA CONTAINED THEREIN. FURTHER, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE LIABLE FOR THE MISCALCULATION, INCORRECT PUBLICATION, DELAYED OR INTERRUPTED PUBLICATION OF THE TOPIX® INDEX VALUE.
       THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED OR PROMOTED BY THE TOKYO STOCK EXCHANGE, INC.
       THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BEAR ANY OBLIGATION TO GIVE AN EXPLANATION OF THE NOTES OR AN ADVISE ON INVESTMENTS TO ANY PURCHASER OF THE NOTES OR TO THE PUBLIC.
       THE TOKYO STOCK EXCHANGE, INC. NEITHER SELECTS SPECIFIC STOCKS OR GROUPS THEREOF NOR TAKES INTO ACCOUNT ANY NEEDS OF THE ISSUING COMPANY OR ANY PURCHASER OF THE NOTES, FOR CALCULATION OF THE TOPIX® INDEX VALUE.
       INCLUDING BUT NOT LIMITED TO THE FOREGOING, THE TOKYO STOCK EXCHANGE, INC. SHALL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE ISSUE AND SALE OF THE NOTES.
       All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by TSE. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.
License Agreement of the FTSE™ 100 Index
       The FTSE™ 100 Index is calculated by FTSE™. The license agreement between FTSE International Limited and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: The notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited (“FTSE”) or by the London Stock Exchange Plc (the “Exchange”) or by the Financial Times Limited (“FT”) and neither FTSE™ nor Exchange nor FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE™ 100 Index (the “Index”) and/or the figure at which the Index stands at any particular time on any particular day or otherwise. The Index is compiled and calculated by FTSE™. However, neither FTSE™ nor Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither FTSE™ nor Exchange nor FT shall be under any obligation to advise any person or any error therein.

       “FTSEtm” and “Footsie® ” are trademarks of the London Stock Exchange PLC and The Financial Times Ltd. and are used by FTSE International Ltd. under license.
License Agreement for the Swiss Market Index®
       We have entered into a license agreement with the SWX Swiss Exchange for use, in exchange for a fee, of the index in connection with the offer and sale of the offered notes. The license agreement between the SWX Swiss Exchange and Goldman Sachs provides that the following language must be set forth in the prospectus supplement: These notes are not in any way sponsored, ceded, sold or promoted by the SWX Swiss Exchange and the SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI® index (the “index”) and/or the level at which such index stands at any particular time on any particular day. However, the SWX Swiss Exchange shall not be liable (whether through negligence or otherwise) to any person for any error in the index and the SWX Swiss Exchange shall not be under any obligation to disclose such errors.
       SWX®, SWX Swiss Exchange®, SMI® and Swiss Market Index® (SMI)® are trademarks that have been registered in Switzerland and/or abroad by the SWX Swiss Exchange. Their use is subject to a license.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES
       The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders and United States alien holders. It applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.
       The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN YOUR NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.
United States Holders
General
       If you are a United States holder, you will be obligated pursuant to the terms of the notes — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your notes for all tax purposes as a prepaid-forward contract on the indices at the stated maturity date, for which payment was made on the issue date.
       If your notes are characterized as described above, your tax basis in your notes generally would equal your cost for your notes. Upon the sale or exchange of your notes, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your notes. The gain or loss generally would be long term capital gain if your holding period for your notes is greater than one year and short term capital gain if your holding period is one year or less. If you do not sell or exchange your notes before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the notes.
       There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your notes as single debt instruments subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.
       If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your notes in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your notes. In general, if you purchase your notes on the original issue date, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes, in accordance with the comparable yield and the projected payment schedule for your notes.
       If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.
       It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.
United States Alien Holders
       If you are a United States alien holder whose ownership of notes is not effectively connected with a United States trade or business, under present United States federal income and estate tax law and subject to the discussion of backup withholding below, no deduction for any United States federal withholding tax would be made from any gain that you realize or amount that you receive on the sale, exchange or other disposition of your notes.
       If you are an individual who at death is not a citizen or resident of the United States, the fair market value of any notes held by you at the time of your death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Individual United States alien holders should consult their own tax advisors concerning the United States tax consequences, if any, of investing in the notes.
Backup Withholding and Information Reporting
       Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
       This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
       The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
       The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
       The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
       In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Additional Risk Factors Specific to Your Note	S-11
Specific Terms of Your Note	S-17
Hypothetical Returns on Your Note	S-24
Use of Proceeds and Hedging	S-29
The Indices	S-30
Supplemental Discussion of Federal Income Tax Consequences	S-38
Employee Retirement Income Security Act	S-40
Supplemental Plan of Distribution	S-41
Prospectus Supplement dated December 1, 2005

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22

Prospectus dated December 1, 2005

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$
The Goldman Sachs
Group, Inc.
Basket Linked Notes
due        , 2008
(Linked to a Basket of the S&P 500® Index,
the Dow Jones Euro STOXX 50® Index,
the TOPIX® Index, the FTSETM 100 Index
and the Swiss Market Index®)
Medium-Term Notes, Series B

Goldman, Sachs & Co.